SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

FILED BY THE REGISTRANT ☐

FILED BY A PARTY OTHER THAN THE REGISTRANT ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to ss. 240.14a-12

CYBERONICS, INC.

(Name of Registrant as Specified In Its Charter)

THE COMMITTEE FOR CONCERNED CYBERONICS, INC. SHAREHOLDERS

METROPOLITAN CAPITAL ADVISORS, INC.

BEDFORD FALLS INVESTORS, L.P.

METROPOLITAN SPV, L.P.

METROPOLITAN SPV GP, L.L.C.

METROPOLITAN CAPITAL ADVISORS, L.P.

METROPOLITAN CAPITAL PARTNERS II, L.P.

KJ ADVISORS, INC.

METROPOLITAN CAPITAL ADVISORS INTERNATIONAL LIMITED

METROPOLITAN CAPITAL PARTNERS III, L.P.

METROPOLITAN CAPITAL III, INC.

METROPOLITAN CAPITAL ADVISORS SELECT FUND, L.P.

METROPOLITAN CAPITAL SELECT, L.L.C.

JEFFREY E. SCHWARZ

KAREN FINERMAN

ERIC J. NESTLER

ALFRED J. NOVAK

ARTHUR L. ROSENTHAL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

THE COMMITTEE FOR CONCERNED CYBERONICS, INC. SHAREHOLDERS

660 Madison Avenue, 20th Floor, New York, NY 10021

January 11, 2007

Dear Fellow Cyberonics, Inc. Shareholder:

Metropolitan Capital and The Committee For Concerned Cyberonics, Inc. Shareholders are seeking your support to elect our slate of three nominees, along with five of the existing directors of Cyberonics, at the upcoming annual meeting on February 1, 2007. If we are successful, our three nominees will comprise a minority of the Company’s eight person Board of Directors. However, we believe the election of our nominees will send an important message to the members of the Cyberonics Board that Cyberonics’ stockholders strongly support:

•	improved corporate governance practices;

•	enhanced and effective management oversight and accountability; and

•	objective consideration of all available alternatives to rebuild and maximize the value of the Company for its stockholders.

CHANGE IS NEEDED

We are among the Company’s largest shareholders, owning 7.33% of the outstanding shares. As such, our interests are directly aligned with OUR FELLOW CYBERONICS SHAREHOLDERS, and we fully expect our nominees will endeavor to maximize shareholder value for all Cyberonics shareholders. Cyberonics has faced a multitude of issues, including:

➢    options back-dating scandal

➢    ongoing investigations by the SEC and the US attorney

➢    potential delisting by NASDAQ

➢    inability to hold the annual meeting in the required timeframe

➢    inability to file its 10K and 10Qs on a timely basis

➢    receipt of a notice of default and acceleration demand from the Trustee for the Company’s convertible notes

➢    forced resignation of the Company’s CEO and CFO

DISASTROUS STOCK PERFORMANCE

Cyberonics shareholders have seen the value of their shares decline sharply over the short, intermediate and long term. Losses generated through yesterday, January 10, 2007:

• One year-	(34.7%)
• Three year-	(40.1%)
• Five year-	(26.3%)

AS ALL OF THIS OCCURRED DURING THE WATCH OF THE INCUMBENT BOARD, we feel it is imperative that there be new independent voices in the corporate boardroom to champion the interests of shareholders. Meaningful change is needed to rebuild the Company’s damaged credibility, work to improve the accountability of management (specifically with regard to “pay for performance”) and attempt to institute long-overdue improvement in corporate governance practices. We believe the election of The Committee’s nominees is a critical first step towards these vital changes.

Please vote FOR The Committee’s nominees by

signing, dating and returning the GOLD proxy card today.

THE COMMITTEE’S NOMINEES

We believe our highly qualified nominees, with their extensive relevant operational and financial expertise, will prove a valuable addition to the Cyberonics Board. If elected, we expect our nominees to participate actively in the selection process for the Company’s next CEO and be an important resource to that CEO in helping ensure that decisions impacting the Company are made for the benefit of the shareholders of Cyberonics.

•	Alfred J. Novak is an experienced med-tech industry executive. As CFO of Cordis Corporation, he helped engineer a turnaround and sale of that multi-billion dollar company to Johnson and Johnson. We believe his broad medical device experience and financial acumen will be invaluable in the Cyberonics Boardroom.

•	Arthur J. Rosenthal recently retired as a Senior VP and Chief Scientific Officer at Boston Scientific Corporation. We believe his many years of experience at one of the world’s largest med-tech companies leaves him well prepared to make important contributions to Cyberonics as a member of the Board.

•	Jeffrey E. Schwarz is the co-founder and CEO of Metropolitan Capital Advisors. He has extensive financial and boardroom experience. We believe he will be a forceful advocate for the adoption of best practices of corporate governance and an effective voice for the shareholders.

REASONS FOR CHANGE

Lack of Board Supervision - The current members of the Board failed to adequately supervise and hold management accountable, and during a period of significant share price underperformance, on multiple occasions, approved compensation and severance packages for the former CEO that we consider to be highly excessive and inappropriate in light of the Company’s poor share price performance and the circumstances surrounding his departure.

In contrast to the losses incurred by Cyberonics shareholders over the last few years the former CEO banked tens of millions of dollars in compensation, restricted stock awards and sales proceeds from options grants all thanks to the largesse of the incumbent Board. Even after his forced resignation, under a cloud of suspicion, and in the wake of the options back-dating scandal that has been so costly to Cyberonics shareholders, the present Board authorized a severance package for the former CEO that we value to be worth at least $5 million. Ask yourselves, “how did this severance package serve the shareholder’s interests?”

Options Back-dating Scandal - Over an extended period the Company appears to have engaged in a process of options back-dating and spring-loading. The fallout from this malfeasance continues to be felt by the Company and its shareholders. In late November, when the Audit Committee announced the completion of their review of the Company’s stock option practices, the Company estimated a charge of $10 million would be taken. The Company trumpeted its ability to “move forward from this point and execute on its business plan.” By last week, the charge had increased to over $18 million-but unfortunately this time there was no boastful press release-that information had to be dug out of the Company’s 10K, which was finally filed, albeit nearly six months late. As shareholders we must ask ourselves, “is this lack of transparency the best way for the Company to move forward and begin to rebuild its credibility?”

Lack of Good Corporate Governance - The incumbent members of the Board have seemingly been inured to issues of deficient corporate governance and have only reluctantly begun to address those issues under the threat of court action and in the face of our proxy fight.

Failure to Take Appropriate Actions- These current Board members had ample warning of concerns about excess executive compensation, and serious corporate governance deficiencies, yet we believe they repeatedly and consistently failed to take appropriate action.

As an example, a former Board member, who was Chair of the Compensation Committee resigned in July 2005, citing opposition to:

“the direction of the governance practices of the Cyberonics board, in particular its practices regarding CEO compensation and succession.”

Shortly thereafter, the Board approved a new five year contract for the former CEO-despite his having nearly three years remaining on his existing contract! The NEW contract increased his base compensation by more than 50% and included a substantial grant of restricted stock. Little more than a year later, the same Board found itself approving the aforementioned $5 million severance package for that former CEO.

Failure to Separate the Offices of CEO and Board Chair- It took nearly six months from the time we first raised the need to separate the posts of CEO and Board Chair with Company representatives for the Company to implement this basic and widely accepted policy of sound corporate governance (and this was only done after the former CEO, who also held the title of Chairman of the Board resigned under the weight of the options scandal).

Failure to Timely Hold Annual Meeting- After months of our petitioning them to do so, the Board only agreed to hold its 2006 annual meeting of shareholders on Feb 1, 2007, in order to settle the suit we filed in the Delaware Chancery Court to compel the Company to set a meeting date.

THE PROBLEMS STILL EXIST – MOORE, COELHO AND APPEL

Kevin Moore has served as a Director for nearly three years without ever once being elected by the Company’s shareholders. Ironically, the Company’s January 2004 press release announcing the appointment of Mr. Moore stated “the appointment of Mr. Moore reinforces the Company’s dedication to the highest standards of corporate governance…,” while calling Mr. Moore “an independent director.” However, they failed to disclose Mr. Moore’s longtime close friendship with Mr. Cummins, dating back to their college days together. Despite never standing for election to the Board, and despite his personal ties to Mr. Cummins, Mr. Moore served on the Compensation Committee during its consideration of Mr. Cummins spring-loaded option grants, the aforementioned significant improvements to his employment agreement, and the approval of what we view as a lavish and unwarranted severance package. Only after we threatened to sue in Delaware Chancery Court to have Mr. Moore removed as a Director did the incumbent Board concede that he would finally have to stand for election at the upcoming annual meeting.

We were troubled by the revelations in a November 21, 2006, USA Today article by Elliot Blair Smith entitled “SEC filings show new chairman got options 3 years before joining board,” reporting that Tony Coelho and Stanley Appel, both current or former members of the

Compensation Committee and both incumbent directors up for re-election at the upcoming stockholder meeting, received discounted options grants from the Company years before ever joining the Board. In light of this, we were particularly distressed that the Board recently chose to appoint Mr. Coelho as Board Chair. To date, the Company has never given any explanation for such grants nor why Mr. Coelho’s SEC filings were made, in some cases, much later than required.

Ask yourselves “why was the Board complicit in granting discounted stock options” and “should the recipients of such awards be on the Board of the Company, let alone entrusted with approving compensation arrangements for management”?

We believe that shareholders should carefully consider whether this Board’s actions-as compared to its rhetoric-indicate a true commitment to good corporate governance for the benefit of the shareholders.

THE TIME FOR ACTION IS NOW

The Committee For Concerned Cyberonics Shareholders believes that the Company is at a critical cross-roads. The Board of Directors has much important work ahead of it, including choosing a new CEO, repairing the Company’s damaged credibility, implementing long-overdue corporate governance reforms and carrying out the Board’s fundamental duty of maximizing shareholder value.

Based on past actions, we are skeptical that the incumbent members of the Board will make these important changes absent the pressure of our proxy fight.

We urge you to vote FOR The Committee’s nominees and allow them to act as the catalyst for necessary changes and to advocate for the interests of ALL of the Company’s shareholders in the boardroom.

We want to reiterate that we are not seeking control of the Cyberonics Board; we only seek to elect a minority of the Board. If elected to the Board of Directors, our nominees will help ensure that the Board and management are held accountable to ALL shareholders, advocating improved corporate governance while encouraging and overseeing efforts to maximize shareholder value.

The upcoming Annual Meeting of Stockholders will take place at 8:30 a.m. Central time on February 1, 2007. It will be held at the Bay Oaks Country Club, 14545 Bay Oaks Boulevard, Houston, Texas.

We urge you to vote FOR The Committee’s Nominees on the GOLD proxy card today.

If you have any questions or would like to request additional copies of the proxy statement or need assistance in voting your shares, please contact our proxy solicitor, D.F. King & Co., Inc. toll-free at (800) 488-8075 or collect at (212) 269-5550.

Sincerely,

The Committee for Concerned Cyberonics, Inc. Shareholders